Exhibit 10.7

Confidential Treatment Requested by

Pacific Biosciences of California, Inc.

COLLABORATION AGREEMENT

between

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

and

GEN-PROBE INCORPORATED

Dated as of June 15, 2010

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into between Pacific Biosciences of California, Inc., a Delaware corporation (“PacBio”), having a place of business at 1505 Adams Drive, Menlo Park, California 94025 and Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”), having a place of business at 10210 Genetic Center Drive, San Diego, California 92121. PacBio and Gen-Probe may each sometimes be referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, the parties each recognize the potential mutual benefit in cooperating in the potential development of instrumentation and related products for the Diagnostics (as defined herein) market (the “Collaboration”).

WHEREAS, PacBio owns or has proprietary rights and expertise in Sample Preparation Systems (as defined herein) and Third Generation Sequencing Systems (as defined herein) and associated technologies.

WHEREAS, Gen-Probe owns or has proprietary rights and expertise in the areas of Diagnostics workflow, systems integration, and Sample Preparation Systems, and expertise in the areas of clinical product development and regulatory clearances.

WHEREAS, the parties desire to collaborate toward the joint development of Products (each as defined herein) on the terms and subject to the conditions of this Agreement.

WHEREAS, the parties intend to enter subsequently into one or more Preferred Partnership Agreements (as defined herein), if warranted, to collaborate toward the further development, regulatory clearance and commercialization of Products in the Field, including Products developed under the terms of this Agreement.

WHEREAS, in connection herewith, the parties are also entering into a stock purchase agreement (the “Stock Purchase Agreement”), pursuant to which Gen-Probe shall purchase shares of PacBio’s Series F preferred stock for an aggregate purchase price equal to $50 million.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1 “Action” shall have the meaning set forth in Section 7.10.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person (or such lesser percentage as is the maximum percentage permitted under applicable law for foreign ownership where control is exercised by contract or otherwise), or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever (provided, however, that in the case of an entity organized under Section 501(c)(3) of the Internal Revenue Code, the direct or indirect power of a party to direct or cause the direction of the management and policies of the entity shall not in and of itself cause the entity to be deemed an Affiliate for purposes of this Agreement).

1.3 “Agreement” shall have the meaning set forth in the Preamble hereto. 1.4 “Change of Control” shall mean, with respect to a party, any of the following: (a) the sale or disposition of all or substantially all of the assets of such party or its direct or indirect parent corporation to a Third Party, (b) the acquisition by a Third Party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any such person’s “affiliates” or “associates,” as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by such party or any of its Affiliates, of more than 50% of the outstanding shares of voting capital stock of such party or its direct or indirect parent corporation, or (c) the merger or consolidation of such party or its direct or indirect parent corporation with or into another corporation, other than, in the case of this clause (c), an acquisition or a merger or consolidation of such party or its direct or indirect parent corporation in which holders of shares of the voting capital stock of such party or its direct or indirect parent corporation, as the case may be, immediately prior to the acquisition, merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation.

1.5 “Collaboration” shall have the meaning set forth in the recitals.

1.6 “Commercially Available” shall mean, with respect to a product and a party, that such product is made available by such party or its Affiliate to a Third Party through (i) commercial sale or transfer of such product (including pursuant to an OEM supply arrangement) or (ii) commercial sale of a service utilizing such product.

1.7 “Commercially Reasonable Efforts” shall mean the application of efforts and available resources, not materially inconsistent with the exercise of prudent scientific and business judgment. “Commercially Reasonable Efforts” shall be deemed to have occurred if a reasonably prudent business person would have exerted similar efforts after taking into account, among other factors, in no particular order, and with no particular relative weighting: the industry; the relative market timing, potential, and size, and the stage in the development or life of, the relevant product(s) and/or services, and the dependencies and other interrelationships there between; the size and stage in the development or life of the entity; the current and projected future availability of sufficient capital and other resources, and the terms on which such resources are or will be available; and/or any other factor(s) actually considered and/or that a reasonably prudent business person would consider under similar circumstances. Subject to and without limiting the foregoing, “Commercially Reasonable Efforts” shall require the applicable party to: (i) promptly assign responsibilities for activities for which it is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (ii) set and consistently seek to achieve meaningful objectives for carrying out such activities, and (iii) make and implement decisions and allocate available resources necessary or appropriate to advance progress with respect to and complete such activities.

1.8 “Confidential Information” shall mean, with respect to a party, all information, whether in written, oral or visual presentation form, of any kind whatsoever (including compilations, data, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including apparatus, compositions, documents, drawings, machinery, patent applications, records, reports), which is (i) not generally known, (ii) disclosed by such party to the other party pursuant to and in accordance with the terms of Article 6 of this Agreement and (iii) is identified as confidential, or is otherwise treated by the Disclosing Party as confidential or which the other party has a reasonable basis to believe is confidential at the time of disclosure.

Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the Disclosing Party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the Disclosing Party to the other party or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the Disclosing Party to the other party.

1.9 “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of February 12, 2010, between Gen-Probe and PacBio.

1.10 “Development Plans” shall have the meaning set forth in Section 2.1.2.

1.11 “Diagnostics” shall mean the in vitro testing of human specimens (including processed human specimens) for the purpose of medical care of the human from whom the specimen was taken and/or medical care of a human who is the potential recipient of tissue from the human from whom the specimen was taken. For the avoidance of doubt, “medical care” shall include, by way of example and not of limitation, diagnosis, prognosis, treatment, prevention, or monitoring the progress of any and all possible human disease (including infectious, genetic, traumatic, metabolic, degenerative, and neoplastic disease) as well as compatibility of donor and recipient with respect to tissue. At Gen-Probe’s sole option, exercisable upon written notice to PacBio, “Diagnostics” shall also mean the in vitro testing of human specimens for the purpose of medical care of a human who is the potential recipient of human blood, plasma or other blood products from the human from whom the specimen was taken. For the avoidance of doubt, such medical care shall include, by way of example and not of limitation, diagnosis of possible disease prior to transplant or transfusion, as well as compatibility of donor and recipient with respect to human blood, plasma, and other blood products.

1.12 “Disclosing Party” shall have the meaning set forth in Section 6.1

1.13 “DNA” shall mean any and all forms of deoxyribonucleic acid, including without limitation methylated and other modified deoxyribonucleic acid sequences and complementary deoxyribonucleic acid synthesized from ribonucleic acid.

1.14 “Effective Date” shall mean June 15, 2010.

1.15 “Essential Ancillaries” shall mean the reagents and other consumables (including chips) that are necessary for the effective use of V2 […***…] or Sample Preparation […***…], in each case to the extent Commercially Available, respectively, from PacBio or Gen-Probe.

1.16 “Field” shall mean the field of nucleic acid sequencing products and services expressly marketed for Diagnostics use, including the parties’ own internal research and development of Products that are intended to be expressly marketed for Diagnostics use. For the avoidance of doubt, solely for purposes of determining whether Gen-Probe and its Affiliates have complied with the exclusivity obligations set forth in Section 4.1, “nucleic acid sequencing” shall not include methods utilizing multiplexed beads (e.g., […***…]) or capillary electrophoresis, as such methods are incorporated in a product offered by Gen-Probe or its Affiliates as of the Effective Date.

1.17 “Front End Sample Preparation” shall mean the isolation, extraction and/or purification of nucleic acid from tissue and bodily fluids obtained directly or indirectly from a human for sequencing, but excluding steps that are integral and specific to the sequencing process itself.

1.18 “Gen-Probe” shall have the meaning set forth in the Preamble hereto.

1.19 “Gen-Probe Copyrights” shall mean all rights under the copyright laws of any jurisdiction in the world and similar laws granting rights for written expression, together with all rights commonly referred to as “moral rights,” to the extent that Gen-Probe has the right to grant licenses, immunities or other rights thereunder as of the Effective Date or thereafter.

1.20 “Gen-Probe Derivative IP” shall have the meaning set forth in Section 7.5.1.

1.21 “Gen-Probe Intellectual Property Rights” shall mean, collectively, the Gen-Probe Copyrights, Gen-Probe Know-How and Gen-Probe Patent Rights.

1.22 “Gen-Probe Inventions” shall have the meaning set forth in Section 7.1.

1.23 “Gen-Probe Know-How” shall mean information, expertise or data developed by or for Gen-Probe (including formulae, procedures, protocols, techniques, data and results of experimentation and testing) to the extent that Gen-Probe has the right, under the laws of any jurisdiction in the world, to grant licenses, immunities or other rights thereunder as of the Effective Date or thereafter.

1.24 “Gen-Probe Patent Rights” shall mean patents and patent applications in any jurisdiction of the world as to which Gen-Probe has an ownership or other licensable interest (other than a license from PacBio pursuant to this Agreement) as of the Effective Date or thereafter, including with respect to any Gen-Probe Invention.

***Confidential Treatment Requested

1.25 “Initial Development Plan” shall have the meaning set forth in Section 2.1.1.

1.26 “JAMS” shall have the meaning set forth in Section 9.3.

1.27 “Joint Copyrights” shall have the meaning set forth in Section 7.3.1.

1.28 “Joint Intellectual Property” shall have the meaning set forth in Section 7.6.

1.29 “Joint Inventions” shall have the meaning set forth in Section 7.1.

1.30 “Joint Know-How” shall have the meaning set forth in Section 7.4.

1.31 “Licensed GP IP” shall have the meaning set forth in Section 2.4.1.

1.32 “Licensed PacBio IP” shall have the meaning set forth in Section 2.4.2.

1.33 “PacBio” shall have the meaning set forth in the preamble hereto.

1.34 “PacBio Copyrights” shall mean all rights under the copyright laws of any jurisdiction in the world and similar laws granting rights for written expression, together with all rights commonly referred to as “moral rights,” to the extent that PacBio has the right to grant licenses, immunities or other rights thereunder as of the Effective Date or thereafter.

1.35 “PacBio Derivative IP” shall have the meaning set forth in Section 7.5.1.

1.36 “PacBio Intellectual Property Rights” shall mean, collectively, the PacBio Copyrights, PacBio Know-How and PacBio Patent Rights.

1.37 “PacBio Inventions” shall have the meaning set forth in Section 7.1.

1.38 “PacBio Know-How” shall mean information, expertise or data developed by or for PacBio (including formulae, procedures, protocols, techniques, data and results of experimentation and testing) which relates to the Products to the extent that PacBio has the right, under the laws of any jurisdiction in the world, to grant licenses, immunities or other rights thereunder as of the Effective Date or thereafter.

1.39 “PacBio Patent Rights” shall mean patents and patent applications in any jurisdiction of the world claiming technology as to which PacBio has an ownership or other licensable interest (other than a license from Gen-Probe pursuant to this Agreement) as of the Effective Date or thereafter, including with respect to any PacBio Invention.

1.40 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein, and including Gen-Probe and PacBio.

1.41 “Preferred Access Products” shall mean the products supplied by the parties pursuant to Section 2.2.

1.42 “Preferred Partnership Agreements” shall have the meaning set forth in Section 2.5.

1.43 “Product Development Plans” shall have the meaning set forth in Section 2.1.2.

1.44 “Products” shall mean one or more integrated system products integrating nucleic acid sequencing and Front End Sample Preparation, in each case for use in the Field.

1.45 “Proof of Concept” shall mean, with respect to any product, the demonstration of the reasonable technical and commercial efficacy and feasibility of such product for its intended application.

1.46 “Receiving Party” shall have the meaning set forth in Section 6.1.

1.47 “Sample Preparation” shall mean the isolation, extraction and/or purification of nucleic acid from tissue and bodily fluids obtained directly or indirectly from a human for sequencing.

1.48 “Sample Preparation […***…]” shall mean, individually and collectively, the major […***…] of Sample Preparation System instruments.

1.49 “Sample Preparation Systems” shall mean the reagents, methods, instruments and associated consumables that are used for Sample Preparation, including those that are used for Front End Sample Preparation.

1.50 “Steering Committee” shall mean the committee comprising representatives of Gen-Probe and PacBio as described in Section 3.1 below.

1.51 “Stock Purchase Agreement” shall have the meaning set forth in the recitals.

1.52 “Term” shall mean the period set forth in Section 8.1.

1.53 “Third Generation Sequencing Systems” shall mean the reagents, methods, instruments and associated consumables (including chips) that are used for single molecule sequencing of nucleic acid, as developed by or on behalf of PacBio including without limitation Single Molecule Real Time (SMRT(TM)) sequencing, the current PacBio RS system and the contemplated PacBio […***…] “V2” SMRT DNA sequencing platforms. Gen-Probe acknowledges that, as of the Effective Date, PacBio’s Third Generation Sequencing Systems are designed to sequence DNA (and not RNA).

1.54 “Third Party” shall mean any Person other than Gen-Probe and PacBio and their respective Affiliates.

1.55 “V2 […***…]” shall mean the primary […***…] contained, or intended to be contained, in the V2 System.

1.56 “V2 Proof of Concept” shall have the meaning set forth on Exhibit C

1.57 “V2 […***…]” shall mean, individually and collectively, the V2 […***…] and other major sequencing […***…] contained, or intended to be contained, in the V2 System.

***Confidential Treatment Requested

1.58 “V2 System” shall mean the reagents, methods and instruments that are used for single molecule sequencing of nucleic acids, as developed by or on behalf of PacBio, in the contemplated “V2” SMRT DNA sequencing platform.

ARTICLE 2

PRODUCT DEVELOPMENT

2.1 Development Plans.

2.1.1 The initial program for the development of the Products is set forth in Exhibit A (the “Initial Development Plan”).

2.1.2 It is anticipated that progress made under the Initial Development Plan may necessitate changes to the Initial Development Plan or, for any Products identified as warranting further development activities, the adoption of additional development plans (the “Product Development Plans,” and, together with the Initial Development Plan, the “Development Plans”). Product Development Plans may be adopted and the Development Plans may be amended from time to time by the Steering Committee in accordance with the provisions of Article 3. Such actions must be in writing to be effective hereunder. The Development Plans may include, without limitation: work schedules of activities that specify the development phases; time schedules for completion of such phases; deliverables; key assumptions; itemized budgets by development phase, including agreed costs; test methods; the timing of reimbursement payments, if any, tied to the completion of milestones; scale-up activities; product specifications; the final activity that completes the Development Plans; and the respective responsibilities of the parties.

2.1.3 Each party shall designate a contact, which may be a member of the Steering Committee, at their respective offices to receive and transmit communications concerning the Development Plans.

2.1.4 Gen-Probe and PacBio shall conduct their respective development obligations under the Development Plans diligently and in accordance with the Development Plans and in compliance with applicable laws, regulations and standards for good development practices. Gen-Probe and PacBio each shall allocate sufficient personnel, equipment, facilities and other resources to the Development Plans to carry out their respective obligations and use Commercially Reasonable Efforts to accomplish the objectives thereof.

2.1.5 Unless the Steering Committee determines otherwise, each party shall bear its own expenses incurred in performing its obligations under this Agreement.

2.2 Preferred Access Products.

2.2.1 PacBio shall provide to Gen-Probe access to prototype versions of PacBio’s contemplated Third Generation Sequencing System product families, through one or more collaborative research projects to be performed using such prototype systems. Such collaborative research projects shall be of nature and scope, and on such terms and conditions, as are mutually agreed by the parties; provided that […***…].

***Confidential Treatment Requested

2.2.2 If, during the Term, PacBio initiates a beta testing program for any Third Generation Sequencing System (whether stand-alone or incorporated into a Product), Gen-Probe shall be permitted to serve as a beta test site for such system, subject to the then-current terms and conditions for such beta test sites that have been established by PacBio for such Third Generation Sequencing System, consistently applied, and subject to Gen-Probe’s continued fulfillment of its obligations as a beta test site in accordance with such terms and conditions.

2.2.3 During the Term and thereafter, Gen-Probe shall be entitled to purchase from PacBio, on terms (including warranty terms) that are commercially reasonable for both parties […***…], any Third Generation Sequencing System (whether stand-alone or incorporated into a Product) then Commercially Available from PacBio to its customers generally; provided that such entitlement shall survive a Change of Control of PacBio to the extent any such Third Generation Sequencing System was, immediately prior to such Change in Control: (i) Commercially Available from PacBio to its customers generally or (ii) (a) in active development by PacBio following a successful Proof of Concept and (b) then intended by PacBio to be Commercially Available to its customers generally in the future (provided, however, that PacBio shall not be obligated to provide Gen-Probe such access earlier than when such Third Generation Sequencing System is Commercially Available to PacBio’s customers generally).

2.2.4 During the Term and thereafter, PacBio shall be entitled to purchase from Gen-Probe, on terms (including warranty terms) that are commercially reasonable for both parties […***…], any Sample Preparation System (whether stand-alone or incorporated into a Product) then Commercially Available from Gen-Probe to its customers generally; provided that such entitlement shall survive a Change of Control of Gen-Probe to the extent any such Sample Preparation System was, immediately prior to such Change in Control:

(i) Commercially Available from Gen-Probe to its customers generally or (ii) (a) in active development by Gen-Probe following a successful Proof of Concept and

(b) then intended by Gen-Probe to be Commercially Available to its customers generally in the future (provided, however, that Gen-Probe shall not be obligated to provide PacBio such access earlier than when such Sample Preparation System is Commercially Available to Gen-Probe’s customers generally).

2.2.5 In addition to, and not in derogation of, Section 2.2.3, during the Term and thereafter, Gen-Probe shall be entitled to purchase from PacBio, on terms (including warranty terms) that are commercially reasonable for both parties […***…], any V2 […***…] (whether stand-alone or embodied in a system) and any Essential Ancillaries therefor, in each case, then Commercially Available from PacBio; provided that such entitlement to purchase shall survive a Change of Control of PacBio (i) with respect to the V2 […***…] (and any Essential Ancillaries therefor), following a successful V2 Proof of Concept and (ii) with respect to any other V2 […***…] (and any Essential Ancillaries therefor), to the extent any such V2 […***…] was, immediately prior to such Change in Control: (a) part of a V2 System

***Confidential Treatment Requested

Commercially Available from PacBio or (b) part of a V2 System in active development by PacBio in its Collaboration with Gen-Probe hereunder following a successful Proof of Concept of such V2 […***…] or V2 System; provided, further that any purchase pursuant to this Section 2.2.5 shall be for the sole purpose of Gen-Probe incorporating such V2 […***…] into a Product (regardless of whether such Product was developed under the Collaboration) to be sold in the Field, and in no circumstances for the stand-alone resale of such V2 […***…]. Upon written request in accordance with Section 10.2 by PacBio to Gen-Probe after expiration or termination of this Agreement or any such Change in Control, Gen-Probe shall, within ninety (90) days of receipt of such request, provide to PacBio a good faith, commercially reasonable estimate of the likely quantities and delivery dates for any V2 […***…] (and any Essential Ancillaries therefor) which Gen-Probe contemplates purchasing pursuant to this Section 2.2.5 over the course of the following […***…] calendar quarters. Gen-Probe shall continue to provide a rolling […***…] calendar quarter estimate, on a quarterly basis, so long as Gen-Probe desires to purchase any V2 […***…] (and any Essential Ancillaries therefor) pursuant to this Section 2.2.5.

2.2.6 In addition to, and not in derogation of, Section 2.2.4, during the Term and thereafter, PacBio shall be entitled to purchase from Gen-Probe, on terms (including warranty terms) that are commercially reasonable for both parties […***…], any Sample Preparation […***…] (whether stand-alone or embodied in a system) that is intended to be a part of any Product contemplated by the Collaboration and any Essential Ancillaries therefor, in each case, then Commercially Available from Gen-Probe; provided that such entitlement to purchase shall survive a Change of Control of Gen-Probe with respect to any such Sample Preparation […***…] (and any Essential Ancillaries therefor), to the extent any such Sample Preparation […***…] was, immediately prior to such Change in Control, an intended part of a Product in active development by Gen-Probe following a successful Proof of Concept of such Sample Preparation […***…] or Product; provided, further that any purchase pursuant to this Section 2.2.6 shall be for the sole purpose of PacBio incorporating a Sample Preparation […***…] into a Product (regardless of whether such Product was developed under the Collaboration) to be sold in the Field, and in no circumstances for the stand-alone resale of such Sample Preparation […***…]. Upon written request in accordance with Section 10.2 by Gen-Probe to PacBio after expiration or termination of this Agreement or any such Change in Control, PacBio shall, within ninety (90) days of receipt of such request, provide to Gen-Probe a good faith, commercially reasonable estimate of the likely quantities and delivery dates for any Sample Preparation […***…] (and any Essential Ancillaries therefor) which PacBio contemplates purchasing pursuant to this Section 2.2.6 over the course of the following […***…] calendar quarters. PacBio shall continue to provide a rolling […***…] calendar quarter estimate, on a quarterly basis, so long as PacBio desires to purchase any Sample Preparation […***…] (and any Essential Ancillaries therefor) pursuant to this Section 2.2.6.

2.2.7 The rights and obligations of the parties under this Section 2.2 shall apply equally to the Affiliates of the parties and the provisions of this Section 2.2 shall be interpreted mutatis mutandis with respect to the Affiliates of the parties, it being understood that each party may elect to perform any or all of its obligations under this Section 2.2 exclusively through one or more of its Affiliates (e.g., sale of products outside the U.S. via a non-U.S. Affiliate). Each party shall cause its Affiliates, to the extent applicable, to comply with the provisions of this Section 2.2 as if they were party to this Agreement.

***Confidential Treatment Requested

2.3 Access to Information.

2.3.1 Gen-Probe shall provide PacBio access to relevant Diagnostics market research data that Gen-Probe has generated, or will generate during the Term, including, without limitation, the […***…].

2.3.2 PacBio shall provide Gen-Probe access to relevant Diagnostics market research data that PacBio has generated, or will generate during the Term.

2.3.3 Diagnostics market research data provided by one party to another under this Section 2.3 shall be considered Confidential Information pursuant to Article 6 of this Agreement. Without limiting the foregoing, neither party shall reference or disclose Third Party study data (including, without limitation, the […***…]) without the prior written consent of such Third Party.

2.4 Limited License Grants for Development Plans.

2.4.1 License Grant by Gen-Probe. Gen-Probe hereby grants to PacBio a limited, royalty-free, non-exclusive license, for the duration of the Term, to all of the Gen-Probe Intellectual Property Rights reasonably required for PacBio to perform its obligations under the Development Plans (the “Licensed GP IP”) and solely for such purposes. PacBio shall not have the right to grant sublicenses under such license, without the express prior written consent of Gen-Probe.

2.4.2 License Grant by PacBio. PacBio hereby grants to Gen-Probe a limited, royalty-free, non-exclusive license, for the duration of the Term, to all of the PacBio Intellectual Property Rights reasonably required for Gen-Probe to perform its obligations under the Development Plans (the “Licensed PacBio IP”) and solely for such purposes. Gen-Probe shall not have the right to grant sublicenses under such license, without the express prior written consent of PacBio.

2.5 Subsequent Agreements. During the Term, the parties shall negotiate in good faith one or more definitive agreements that shall set forth the economic and other terms and obligations of the parties in furtherance of the continued development, commercialization and regulatory clearance of the Products (the “Preferred Partnership Agreements”). Such Preferred Partnership Agreements shall take into account the technological, commercial, regulatory and reimbursement findings developed by the parties pursuant to this Agreement. Except as otherwise provided in this Agreement, no party or its Affiliate shall take any steps, during the Term, to commercialize in the Field any Product developed under the Collaboration or pursue any regulatory clearances in the Field in respect of such Product prior to the execution of a Preferred Partnership Agreement in respect of such Product.

***Confidential Treatment Requested

2.6 Acknowledgements. Notwithstanding the parties’ intentions and obligations, Gen-Probe and PacBio each: (i) expressly disclaims any representation or warranty that any development activities taken pursuant to this Agreement will be successfully completed and (ii) expressly acknowledges the possibility that any or all development or commercialization activities may be unsuccessful despite the use of Commercially Reasonable Efforts. Both parties shall plan accordingly.

ARTICLE 3

GOVERNANCE

3.1 Steering Committee.

3.1.1 The development of Products under the Development Plans shall be coordinated and supervised by the Steering Committee, provided that a Development Plan, and any modification of a Development Plan, shall not be considered to have been approved unless the budget for a Development Plan or a modified Development Plan shall have been approved in writing by the Chief Financial Officer of each party. The Steering Committee’s duties shall include (i) determining the priorities of the Collaboration with respect to research activities, which Products to develop and other development matters, (ii) maintaining the Development Plans, including schedules of work and deliverable commitments by each party, (iii) maintaining an accounting of the expenses borne by each party, (iv) facilitating open communication between the parties on matters relating to the development findings and commercialization of Products in the Field, and (v) engaging experts as necessary to identify the market, regulatory and reimbursement requirements for integrating Sample Preparation Systems with Third Generation Sequencing Systems. The Steering Committee shall have the power and authority to appoint joint project teams to oversee and administer activities under this Agreement and shall set the roles and responsibilities for any such project teams.

3.1.2 The Steering Committee shall be comprised of three (3) named representatives of Gen-Probe and three (3) named representatives of PacBio. PacBio and Gen-Probe shall each appoint its respective representatives to the Steering Committee and each party may, from time to time and in its sole discretion, substitute one or more of its representatives by giving notice to the other party of such change. The initial members of the Steering Committee are set forth on Exhibit B. Each party shall bear its own costs for its representatives’ participation on the Steering Committee.

3.2 Meetings. The Steering Committee shall convene not less than once each calendar quarter during the Term. All meetings shall be set at times and places convenient to the members of the Steering Committee as determined by the chair of the Steering Committee. Each party shall bear its own travel costs in connection with travel to any meetings of the Steering Committee.

3.3 Committee Actions. A party’s representatives on the Steering Committee shall collectively have one vote as to all matters. All Steering Committee actions may only be taken by unanimous vote of the parties. Any approval, determination or other action agreed to by both parties’ representatives shall be the approval, determination or other action of the Steering Committee. Except as may be otherwise specifically set forth in this Agreement, any matters as to which the Steering Committee cannot reach a unanimous vote shall be presented to the respective executives of the parties for consideration, in accordance with Article 9.

3.4 Reports. Within thirty (30) days following each Steering Committee meeting, the chairperson shall prepare and provide to each party a reasonably detailed written summary report that shall describe any approval, determination or other action by the Steering Committee.

3.5 Committee Procedures. Meetings of the Steering Committee shall be coordinated and chaired by a representative of one of the parties. The position of chair shall rotate between the parties each nine (9) months. PacBio shall have the right to appoint a representative to serve as the chair of the Steering Committee for the first nine (9) months of the Term.

3.6 Steering Committee Action Prior to End of Development Plans.

3.6.1 In the event that either party reasonably concludes prior to the end of a Development Plan that (i) the development schedule or development budget for a Product will materially exceed the schedule or budget set forth in such Development Plan, (ii) development will not be able to be conducted or be successfully concluded materially consistently with such Development Plan, or (iii) based on anticipated market demand or for any other reason that the commercialization of such Product in the Field would not likely be successful, such party shall promptly notify the Steering Committee, which shall discuss all relevant circumstances and considerations and determine whether any changes are needed to such Development Plan and, if so, make a decision on whether the development work should continue with respect to such Product and whether to modify or terminate such Development Plan.

3.6.2 In the event a Development Plan is terminated under this Section 3.6, the termination notice shall be effective on the date it is received. Such termination shall not in any way relieve either party of obligations already incurred under the Development Plans prior to termination, including obligations, if any, to reimburse the other party for any expense determined to be reimbursable by the Steering Committee.

3.7 Reports and Records. Once each calendar quarter prior to the Steering Committee meeting, each party shall prepare a written summary report describing the work performed to date by such party under all active Development Plans and provide such report to the other party. If agreed by the parties, the foregoing reports may be oral reports given at the Steering Committee meeting. Each party shall maintain complete and accurate records that fully and properly reflect all work done and results achieved by it in the performance of the Development Plans (including all data in the form required under all applicable laws and regulations).

3.8 Inspection of Records. To the extent reasonably required for the performance of a Development Plan, Gen-Probe and PacBio each shall have the right, during normal business hours and upon reasonable notice, to inspect and copy records of the other party created in the course of performing such Development Plan, to the extent such records are directly related to, and within the scope of, the Collaboration. The parties shall develop reasonable procedures for requesting and delivering copies of such records to each other. Each party shall maintain such records and the information of the other party contained therein as Confidential Information hereunder.

3.9 Subcontracts. Upon approval of the Steering Committee, which shall not be unreasonably withheld by either party, each party may subcontract portions of any Development Plan hereunder in the normal course of its business; provided, however, that unless the other party gives its prior written consent, subcontracting with a Third Party shall not involve the transfer or license (including any sublicense) of the other party’s intellectual property rights and/or Confidential Information. If the other party consents to a subcontractor’s access to Confidential Information of the other party, the subcontractor shall be required to enter into an agreement including confidentiality terms that are at least as restrictive as the confidentiality terms of Article 6 herein along with provisions for the assignment of inventions or intellectual property rights arising from the subcontracted work. The subcontracting party shall supervise the work of any subcontractor to ensure, in part, that the subcontractor’s work is in compliance in all material respects with all requirements of the Development Plans and all applicable laws and regulations. For purposes of this Section 3.9, subcontractors requiring approval of the Steering Committee shall not include subcontractors that provide services on-site of either party in the ordinary course of such party’s business; provided, however, that such excluded subcontractors shall otherwise be subject to the requirements of this Section 3.9 to the extent they work on any portion of any Development Plan or have access to the Confidential Information of the other party.

3.10 Withdrawal. Notwithstanding anything to the contrary in this Agreement, either party may, upon thirty (30) days written notice to the other party, withdraw from participation in the Steering Committee, in which case, the Steering Committee shall be dissolved and the parties shall administer the Agreement without such committee, and shall make such amendments to the Agreement as may be necessary or advisable in connection therewith. All decisions in this Agreement that prior to such notice required the agreement of the Steering Committee, shall following such notice be subject to the mutual agreement of the parties.

ARTICLE 4

EXCLUSIVITY

4.1 Exclusivity. During the Term, neither party, and neither party’s Affiliates, shall (i) jointly develop Products in the Field with any Third Party or (ii) directly or indirectly grant to a Third Party an express license or an express immunity from suit with respect to any technology used or useful in the Collaboration that would permit such Third Party to develop Products in the Field using such technology either on its own, jointly with such party or with any other Third Party; provided that a party shall not be precluded from joint development with or out-licensing to a Third Party in respect of a particular Product if: (a) the parties, jointly and in good faith, determine that one or both parties do not have sufficient capabilities required for the development of a particular Product in the Field, (b) either party requests that the Collaboration include the development of a particular Product in the Field and proposes fair terms with respect to allocation of development costs, and the other party expressly disclaims any interest in such development, or (c) such a license is granted in good faith in connection with the […***…]. Subject to the foregoing restrictions and the other party’s intellectual property rights in a Product, each party shall be permitted to develop, promote, market and sell such Product.

***Confidential Treatment Requested

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Each of Gen-Probe and PacBio hereby represents and warrants as of the Effective Date (except as specifically otherwise indicated below) as follows:

5.1.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) to its knowledge, is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party’s ability to perform its obligations under this Agreement.

5.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

5.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the execution of this Agreement have been obtained on or before the Effective Date.

5.1.4 No Conflict. To its knowledge, the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.

5.1.5 No Notice of Infringement. As of the Effective Date, except as otherwise disclosed in writing to the other party, neither Gen-Probe nor PacBio has received any written notice from a Third Party alleging that any technology of such party expected to be utilized in any Product (each as and to the extent defined as of the Effective Date) to be developed pursuant to this Agreement would infringe the issued patents of such Third Party.

5.2 DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY GEN-PROBE OR PACBIO THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE GEN-PROBE PATENT RIGHTS OR THE PACBIO PATENT RIGHTS, THAT ANY PATENT WITHIN THE GEN-PROBE PATENT RIGHTS OR THE PACBIO PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER, OR THAT THE USE OF ANY GEN-PROBE PATENT RIGHTS OR PACBIO PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, EACH OF GEN-PROBE

AND PACBIO DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE GEN-PROBE INTELLECTUAL PROPERTY RIGHTS AND THE PACBIO INTELLECTUAL PROPERTY RIGHTS, RESPECTIVELY, OR TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information. For the period commencing on the Effective Date and ending seven (7) years following the expiration or earlier termination hereof, a party and its Affiliates and their respective directors, officers, employees and consultants (the “Receiving Parties”) shall maintain in confidence the Confidential Information of the other party and its Affiliates, and shall not disclose to Third Parties the Confidential Information of the other party or its Affiliates (the “Disclosing Parties”) except to Affiliates of the Receiving Parties and their respective directors, officers, employees and consultants involved in the performance of obligations under this Agreement. To the extent that disclosure to any Third Party is authorized by this Agreement, prior to disclosure, the Receiving Party shall obtain written agreement of such Third Party to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. The parties agree that the term of the non-disclosure and non-use obligations of a Third Party shall be co-extensive with the confidentiality obligations of the parties hereunder. A Receiving Party shall notify the applicable Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Upon the expiration or earlier termination of this Agreement, each Receiving Party shall return to the applicable Disclosing Party all tangible items regarding the Confidential Information of the Disclosing Party and all copies thereof; provided, however, that a Receiving Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder. Each party shall cause its Affiliates, to the extent applicable, to comply with the provisions of this Section 6.1 as if they were party to this Agreement.

6.2 Terms of this Agreement. For the period commencing on the Effective Date and ending on the expiration or earlier termination hereof, without the prior express written consent of the other party, which shall not be unreasonably withheld or delayed, neither party nor its Affiliates shall (a) disclose any financial terms or conditions of this Agreement to any Third Party, except as reasonably required in connection with such party’s activities hereunder and under appropriate confidentiality restrictions; or (b) originate any initial disclosure to any Third Party of the existence or terms of this Agreement; or (c) originate any initial publicity, news release or any other public announcement (written or oral) relating to this Agreement or the existence of an arrangement among the parties. Notwithstanding the foregoing, the parties shall be allowed to issue mutually agreed upon individual or joint press releases disclosing the general nature of the Collaboration. Either party shall thereafter be free to disclose any information contained in the public disclosure approved pursuant to this Section 6.2 or which is made without confidentiality restrictions pursuant to Section 6.3.

6.3 Permitted Disclosures. The confidentiality obligations under this Article 6 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided that such party shall provide written notice thereof to the other party and sufficient opportunity to contest any such disclosure or to request confidential treatment thereof.

ARTICLE 7

DEVELOPED INTELLECTUAL PROPERTY; INTELLECTUAL PROPERTY RIGHTS;

ENFORCEMENT

7.1 Ownership of Inventions. Except as set forth in this Article 7, the entire worldwide right, title and interest in all patentable discoveries, inventions and technology, made or developed in the course of the Collaboration, and in any patents or patent applications therein, (a) solely by employees of Gen-Probe or others acting on behalf of Gen-Probe (the “Gen-Probe Inventions”) shall, as between Gen-Probe and PacBio, be owned solely by Gen-Probe, (b) solely by employees of PacBio or others acting on behalf of PacBio (the “PacBio Inventions”) shall, as between PacBio and Gen-Probe, be owned solely by PacBio, and (c) jointly by employees of Gen-Probe or others acting on behalf of Gen-Probe and employees of PacBio or others acting on behalf of PacBio (the “Joint Inventions”) shall, as between Gen-Probe and PacBio, be owned jointly by Gen-Probe and PacBio. Any dispute as to which party owns any such patentable discoveries, inventions, technology, patents or patent applications shall be resolved pursuant to Article 9. Each party hereby assigns any such right, title and interest that it may have to the other party to effect the foregoing allocation of ownership rights and, for such purpose, it shall execute such documents, including assignment agreements and take such steps as reasonably requested by the other party.

7.2 Patent Applications and Payment of Related Expenses.

7.2.1 PacBio shall be responsible for and shall control, at its sole discretion and expense, the preparation, filing, prosecution, maintenance and enforcement of all PacBio Patent Rights that are the subject of this Agreement. Gen-Probe shall be responsible for and shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of all Gen-Probe Patent Rights that are the subject of this Agreement.

7.2.2 The Steering Committee shall establish a strategy for, including the appointment of a party to lead, the preparation, filing, prosecution and maintenance of patent applications and patents for Joint Inventions. Unless otherwise agreed, the parties shall share equally in the costs, fees and expenses associated with the preparation, filing and prosecution of any patent application claiming a Joint Invention and for the maintenance of such Joint Inventions. In the event Gen-Probe or PacBio fails or elects not to pay its share of any of the foregoing costs, fees or expenses, it shall assign its entire interest in such Joint Inventions to the other party. Unless otherwise agreed, patent applications claiming Joint Inventions shall be prepared and prosecuted promptly by mutually acceptable outside counsel. In the preparation and prosecution of patent applications claiming Joint Inventions, each party shall be solely responsible for communicating its interests to the outside counsel, and no employee of any party shall in any way act as the attorney, agent, or representative of any other party, or otherwise in any way be responsible for representing or protecting the interests of any other party. All decisions of the outside counsel shall be final and binding. To the extent not inconsistent with this Agreement, neither party may assert any claims against the other party for any act or omission in the preparation, filing, prosecution, issuance, maintenance, licensing, enforcement or defense of patent applications or patents issuing therefrom claiming Joint Inventions.

7.2.3 The parties shall cooperate with one another to the extent necessary in connection with the filing of patent applications for their respective inventions and for Joint Inventions. Within a reasonable period of time after a party files any patent application during or after the Term claiming a Joint Invention conceived during and as a result of the performance of this Agreement, the party filing such an application shall provide the other party with a copy of the application and shall identify with reasonable specificity any Confidential Information of such other party that may be included therein. The party receiving the copy of the application shall then have one (1) month to review the application and notify the filing party as to whether any of the receiving party’s Confidential Information is disclosed. If the patent application contains any such Confidential Information or if the filing party shall be required to disclose any Confidential Information pursuant to filing such application, then the filing party shall withdraw such application (without retaining a residual right to claim priority) before any publication, unless the filing party is given the permission of the other party, which permission shall only be withheld if disclosure of such Confidential Information has a adverse impact upon the interests of the party having the right to prevent the disclosure of such Confidential Information.

7.3 Copyrights.

7.3.1 Ownership. Except as set forth in this Article 7, the entire worldwide right, title and interest in all copyrightable works created in the course of the Collaboration (a) solely by employees of Gen-Probe or others acting on behalf of Gen-Probe shall be owned solely by Gen-Probe, (b) solely by employees of PacBio or others acting on behalf of PacBio shall be owned solely by PacBio, and (c) jointly by employees of Gen-Probe or others acting on behalf of Gen-Probe and employees of PacBio or others acting on behalf of PacBio (the “Joint Copyrights”) shall be owned jointly by Gen-Probe and PacBio.

7.3.2 Copyright Protection. In order to protect against infringement of a party’s copyrights or of Joint Copyrights, the parties shall cooperate to apply an appropriate copyright mark to all materials identified by each of the parties as copyrightable materials that are created in the course of the Collaboration. Each party shall cooperate with the other party, take such actions and execute such documents, as reasonably requested by the other party and at the other party’s expense, to assist the other party in the protection of the other party’s copyrights. Each party hereby covenants to take no action or make no omission which would constitute an infringement of the other party’s claim of copyright protection with respect to such items. Any dispute as to which party owns a copyright shall be resolved pursuant to Article 9. Each party hereby assigns any such right, title and interest that it may have to the other party to effect the foregoing allocation of ownership rights and, for such purpose, it shall execute such documents, including assignment agreements and take such steps as reasonably requested by the other party.

7.4 Know-How. Except as set forth in this Article 7, the entire worldwide right, title and interest in any know-how, trade secrets, information, expertise or data (including formulae, procedures, protocols, techniques, data and results of experimentation and testing) not otherwise addressed in Sections 7.1 or 7.3.1 and developed or created in the course of the Collaboration (a) solely by employees of Gen-Probe or others acting on behalf of Gen-Probe shall be owned solely by Gen-Probe, (b) solely by employees of PacBio or others acting on behalf of PacBio shall be owned solely by PacBio, and (c) jointly by employees of Gen-Probe or others acting on behalf of Gen-Probe and employees of PacBio or others acting on behalf of PacBio (the “Joint Know-How”) shall be owned jointly by Gen-Probe and PacBio. Any dispute as to which party owns any such know-how, trade secrets, information, expertise or data (including formulae, procedures, protocols, techniques, data and results of experimentation and testing) shall be resolved pursuant to Article 9. Each party hereby assigns any such right, title and interest that it may have to the other party to effect the foregoing allocation of ownership rights and, for such purpose, it shall execute such documents, including assignment rights and take such steps as reasonably requested by the other party.

7.5 Derivative Intellectual Property.

7.5.1 Notwithstanding Sections 7.1, 7.3, 7.4 and 7.6, the entire worldwide right, title and interest in any discoveries, inventions, technology, know-how, trade secrets, information, expertise or data (including formulae, procedures, protocols, techniques, data, results of experimentation and testing), and copyrightable works developed or created in the course of the Collaboration that are based on, or constitute improvements, enhancements or modifications of, (a) the Licensed GP IP (the “Gen-Probe Derivative IP”) shall be owned solely by Gen-Probe, and (b) the Licensed PacBio IP (the “PacBio Derivative IP”) shall be owned solely by PacBio; provided that any discoveries, inventions, technology, know-how, trade secrets, information, expertise or data (including formulae, procedures, protocols, techniques, data, results of experimentation and testing), and copyrightable works developed or created in the course of the Collaboration that use, are based on or incorporate any of, or constitute improvements, enhancements or modifications of both the Licensed GP IP and the Licensed PacBio IP shall be deemed Joint Intellectual Property, and as applicable, Joint Inventions, Joint Copyrights, or Joint Know-How.

7.5.2 Each party shall assign any right, title and interest that it may have to the other party to effect the allocation of ownership rights set forth in Section 7.5.1 and shall cooperate with the other party, execute such documents, including assignment agreements, and take such steps, as reasonably requested by the other party and at the other party’s expense, to assist the other party in the protection of the other party’s rights pursuant to Section 7.5.1.

7.6 Rights over Joint Intellectual Property. Each party shall own an equal undivided interest in all Joint Inventions, Joint Copyrights and Joint Know-How (including Diagnostic market requirements developed during the course of performing the Collaboration, to the extent not otherwise included in the foregoing) (collectively, the “Joint Intellectual Property”) and shall have the right, subject to the provisions of this Agreement, to use, pledge, license, assign or otherwise transfer, its rights in any such Joint Intellectual Property hereunder without the permission, consent of, or compensation or accounting to, the other party, except to the extent that such use or application of Joint Intellectual Property would require a license from the other party (e.g., under a claim other than that which claims the Joint Intellectual Property).

7.7 No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any discovery, invention or other technology, data or information (or any patent, copyright, trademark, or other intellectual property rights therein) of the other party, including items transferred by the other party to such party at any time pursuant to this Agreement. There are no implied licenses or rights granted by this Agreement and no implied licenses or rights, and no licenses or rights by estoppel, shall be created by the parties’ course of performance hereunder. Except as expressly provided in this Agreement, neither party shall be under any obligation to grant to the other party any rights in any patent, copyright, trademark, or other intellectual property.

7.8 Third Party Technology. The Steering Committee shall discuss Third Party intellectual property rights that may be necessary for the Products. Any such discussions shall, to the extent advisable, take place with legal counsel present in order to preserve legal privileges available to the parties. The Steering Committee shall consider the costs of acquiring rights in such Third Party intellectual property rights in connection with such Products, allocate the costs as appropriate, and agree upon methods for implementing such cost allocations. The Steering Committee shall also consider which party shall take the lead in initiating contact with and negotiating with the Third Party. The parties recognize that if the Steering Committee cannot agree on such cost allocation, neither party shall be under any obligation to separately acquire such rights for use pursuant to this Agreement.

7.9 Enforcement. In the event that either party learns of any Third Party infringement of the Joint Intellectual Property, such party shall promptly provide written notice to the other party, including any evidence of infringement in the possession of the disclosing party.

7.9.1 Except as set forth in this Section 7.9.1, PacBio and Gen-Probe shall jointly defend and enforce any rights in any Joint Intellectual Property so that the legal fees, costs and expenses of both parties and any damage awards are shared equally, and with any damages payable to a Third Party or any recoveries from a Third Party resulting from the enforcement or defense of such rights being shared equally. To the extent necessary, the parties shall appoint a party to lead the defense and enforcement of such rights. The parties shall cooperate fully with one another in legal matters relating to Joint Intellectual Property, including, but not limited to, providing testimony and executing documents. Both parties have the right, but not the obligation, to participate in any action or proceeding with respect to Joint Intellectual Property by counsel of its own choice. Absent further agreement of the parties, and subject to Section 7.9.2, each party may elect not to participate in any enforcement action or proceeding and may elect not to pay its shares of the legal fees, costs and expenses incurred in connection with such action or proceeding. Neither party shall settle any enforcement action or proceeding without the other party’s prior written consent if the proposed settlement will impact the other party’s rights under the Joint Intellectual Property (e.g., by admitting invalidity). In any event, if both parties are participating in an enforcement action or proceeding, then neither party shall settle such action or proceeding without the other party’s prior written consent.

7.9.2 Subject to 7.9.1, any recovery or other relief for infringement of Joint Intellectual Property shall first be allocated to reimburse the reasonable and actual expenses incurred in the enforcement process in a manner that results in equal net expenses to PacBio and to Gen-Probe. Any remainder shall be shared equally by PacBio and Gen-Probe if they both participated (i.e., such that the legal fees, costs and expenses of both parties and any damage awards are shared equally) in the enforcement process. If only one party participated in the enforcement process, the participating party shall be solely entitled to the relief obtained in the enforcement action or proceeding.

7.10 Third Party Infringement. In the event that any Third Party makes a written claim or demand, or brings an action, suit or proceeding (collectively, an “Action”), against either party, alleging infringement, unauthorized use or misappropriation of such Third Party’s patents, copyrights, technology, other intellectual property rights or confidential information, and an adverse result from such Action is reasonably likely to have a material impact on the development of any Products in the Field in the good faith determination of such party, such party shall promptly notify the other party in writing, and provide copies of all materials or papers received by or served on such party from or by such Third Party. For the avoidance of doubt, the parties’ respective obligations to each other with respect to any Third Party Actions arising out of, in connection with or relating to either party’s sale or use of any Product or Preferred Access Product shall be as set forth in the Preferred Partnership Agreement for such Product or the supply agreement for such Preferred Access Product, respectively.

7.10.1 If an Action relates primarily to the Gen-Probe Intellectual Property Rights, Gen-Probe shall be primarily responsible for responding to the Action, including controlling any litigation and, unless otherwise agreed by the parties, paying the fees, costs and expenses relating thereto or in settlement thereof.

7.10.2 If an Action relates primarily to the PacBio Intellectual Property Rights, PacBio shall be primarily responsible for responding to the Action, including controlling any litigation and, unless otherwise agreed by the parties, paying any fees, costs and expenses relating thereto or in settlement thereof.

7.10.3 The principles of Section 7.9.1 shall apply with respect to any Action that reasonably relates to any Joint Intellectual Property.

7.11 Nothing herein shall require a party to acquire Third Party intellectual property, and the parties acknowledge that a Third Party claim of infringement is subject to Section 7.8 as to the prospective use of the Third Party technology. In the event that any Third Party intellectual property rights are judicially determined to preclude the manufacture, use or sale of any Product in the Field and the parties are unable to obtain prospective rights to such Third Party intellectual property rights on commercially reasonable terms, either party shall have the right to terminate development activities with respect to such Product. The termination of development activities by either party under this Section 7.11 shall mean that the Product shall cease to be an object of development efforts for all purposes under this Agreement and each party shall be permitted to develop, promote, market and sell such Product, subject to the other party’s intellectual property rights in such Product, notwithstanding any provision of this Agreement to the contrary (including without regard to the exclusivity provisions of Article 4).

ARTICLE 8

TERM AND TERMINATION

8.1 Expiration. Unless terminated earlier pursuant to Section 8.2 below, this Agreement shall expire on the earlier of: (i) six (6) months after delivery by PacBio to Gen-Probe of a summary report establishing successful V2 Proof of Concept and (ii) thirty (30) months after the Effective Date, provided that in no event shall the Agreement expire prior to eighteen (18) months after the Effective Date (the “Term”). Upon the further written agreement by the parties effected prior to the expiration of the then-applicable Term, PacBio and Gen-Probe may renew this Agreement and extend the original Term.

8.2 Termination.

8.2.1 Breach. Each party may terminate this Agreement after the material breach of this Agreement by the other party, unless the breaching party has cured such breach within sixty (60) days after notice thereof from the non-breaching party. Any dispute with respect to the right of a party to terminate all or a portion of this Agreement shall be subject to resolution pursuant to Article 9.

8.2.2 Voluntary Bankruptcy. Each party may terminate this Agreement if the other party shall (a) seek the liquidation, dissolution, or winding up of itself (other than a liquidation of a solvent company for organizational purposes) or the readjustment of all or substantially all of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Bankruptcy Code, (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or readjustment of debts, or (f) adopt any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

8.2.3 Involuntary Bankruptcy. Each party may terminate this Agreement if a proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking (a) its liquidation, reorganization, dissolution or winding up, or the readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or readjustment of debts.

8.2.4 Acquisition by a Competitor. Each party may terminate this Agreement if the other party undergoes a Change of Control whereby (a) the other party is acquired by, merged with or reorganized or consolidated into a competitor of the terminating party (or an Affiliate of such competitor), or (b) the terminating party’s competitor (or its Affiliate) becomes an Affiliate of the other party. For purposes hereof, (a) PacBio’s “competitors” shall include Life Technologies, Illumina, and F. Hoffman-La Roche, their respective assigns and successors in interest, and any other entity that competes with PacBio in the DNA sequencing field as of the date of the Change of Control, and (b) Gen-Probe’s “competitors” shall include

***Confidential Treatment Requested

[…***…], their respective assigns and successors in interest, and any other entity that competes with Gen-Probe in the molecular Diagnostics field as of the date of the Change of Control.

8.3 Effect of Expiration and Termination. Except to the extent otherwise provided in this Agreement, upon expiration or termination of this Agreement, all rights and licenses granted hereunder shall terminate. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of this Section 8.3, the provisions of Sections 2.2 (excluding Sections 2.2.1 and 2.2.2), 5.2 and 8.2.1 and Articles 6, 7, 9 and 10 shall survive the expiration or termination of this Agreement, provided, however, that in the case of a termination prior to expiration of this Agreement, Sections 2.2.3, 2.2.4, 2.2.5 and 2.2.6 shall survive such termination solely in respect of the right of the party entitled to declare a termination to purchase Preferred Access Products of the other party.

ARTICLE 9

DISPUTE RESOLUTION AND GOVERNING LAW

9.1 Order. Disputes arising between the parties relating to the making or performance of this Agreement (including ownership of intellectual property rights, breach of confidentiality, inventorship, etc.) shall be resolved in the following order: (i) by good faith negotiation between executives of PacBio and Gen-Probe who have authority to fully and finally resolve the dispute; (ii) if necessary, by non-binding mediation at a location acceptable to the parties using a neutral mediator having experience with the industry (with the costs therefore shared equally); or (iii) as a last resort only, by arbitration of inventorship disputes as provided in Section 9.2, or by arbitration of any other disputes in accordance with Section 9.3. All negotiations pursuant to this clause shall be treated as Confidential Information in accordance with the provisions of Article 6 of this Agreement, and shall also be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.

9.2 Inventorship Disputes. If the parties are unable to resolve any dispute regarding inventorship by negotiation or mediation under Section 9.1, they shall submit such dispute to binding arbitration under the C.P.R. Institute for Dispute Resolution Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes. The arbitrator shall be an independent patent attorney residing in the United States and registered to practice before the United States Patent and Trademark Office. The parties shall request that the arbitrator resolve the inventorship dispute in accordance with the laws of the United States within three (3) months of his or her appointment. The parties shall supply to the arbitrator documentary evidence of inventorship together with a written statement of their position not to exceed twenty (20) pages in length within twenty (20) days of the appointment of the arbitrator. Unless the parties agree to rely on affidavits, the arbitrator shall set a hearing at which each party shall have up to eight (8) hours to present witnesses and to cross examine the witnesses of the other party. If there is a hearing, each party shall provide a statement summarizing the testimony of each witness it may have testify to the other party and the arbitrator at least fifteen (15) days in advance of the hearing. The parties shall request that the arbitrator’s award be in writing not to exceed twenty (20) pages in length and shall include reasoning in support of the award. The resolution of the arbitrator shall be final and binding on the parties, without right of appeal.

***Confidential Treatment Requested

9.3 Arbitration Procedure. Except as provided for in Section 9.2, any controversy or claim relating to, arising out of, or in any way connected to any provision of this Agreement shall be finally resolved by final and binding arbitration in accordance with this Section by a single arbitrator who is a former state or federal judge, to be conducted in San Francisco, California if initiated by Gen-Probe, or in San Diego, California if initiated by PacBio, or in such other location as mutually agreed by the parties. Unless the parties agree otherwise, the arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or by any similar arbitration provider who can provide a former judge to conduct such arbitration if JAMS is no longer in existence. JAMS may order a change of venue upon a showing of good cause by respondent. The decision of the arbitrator shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitrator shall be bound by all rules relating to the admissibility of evidence, including without limitation, all relevant privileges and the attorney work product doctrine. Discovery shall be permitted in accordance with the rules and procedures of the forum state unless otherwise agreed to by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time. The arbitrator shall have the power to grant equitable relief where applicable under the law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Article 9 shall survive the expiration or earlier termination of this Agreement.

9.4 Confidentiality. The existence of and any facts or documents related to any proceedings under Sections 9.1, 9.2, and 9.3 shall be treated as Confidential Information in accordance with the provisions of Article 6 of this Agreement. Any mediator or arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in Article 6 of this Agreement.

9.5 Equitable Considerations. Nothing in this Article 9 shall preclude any party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests.

9.6 Damages. The parties each agree to waive any right to receive punitive, indirect, incidental, special or consequential damages (including, but not limited to, loss of profits, revenue, or business) relating in any way to this Agreement; provided, however, that the foregoing waiver shall not apply to any breach of a party’s obligations of confidentiality under Article 6.

9.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. The parties agree that the State of California has a substantial relationship to this transaction and each party agrees that the courts of California shall have exclusive jurisdiction over them and agree to submit to the jurisdiction of such courts. Accordingly, any and all litigation, including without limitation litigation relating to this Agreement, shall be brought exclusively in the State of California in the state or federal court having subject matter jurisdiction.

ARTICLE 10

MISCELLANEOUS

10.1 Limitation of Liability.

10.1.1 LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES EXCEPT FOR A BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE 6 SHALL A PARTY BE LIABLE FOR PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE, OR BUSINESS) IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF (i) BREACH OF THIS AGREEMENT, (ii) THE FAILURE BY EITHER PARTY TO DEVELOP ANY PRODUCTS OR PROCESSES IN ACCORDANCE WITH ANY DEVELOPMENT PLAN, (iii) THE FAILURE BY EITHER PARTY TO DEVOTE THE RESOURCES SPECIFIED IN ANY DEVELOPMENT PLAN, (iv) THE FAILURE BY EITHER PARTY TO COMPLY WITH THE TERMS OF A DEVELOPMENT PLAN, OR (v) ANY EVENT RELATED TO THE CONDUCT OF ANY DEVELOPMENT PLAN. This limitation applies regardless of whether such damages are sought based on breach of contract, negligence, or any other legal theory.

10.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one party to the other shall be in writing, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two (2) business days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.2, when transmitted and receipt is confirmed by telephone or e-mail; and (iv) if otherwise actually personally delivered, when delivered.

If to Gen-Probe: Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, California 92121

Attention: President and CEO

With a copy to:

Gen-Probe Incorporated

10210 Genetic Center Drive

San Diego, California 92121

Attention: General Counsel

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Andrew L. Bab

If to PacBio: Pacific Biosciences of California, Inc.

1505 Adams Drive

Menlo Park, CA 94025

Attention: CEO

With a copy to:

Pacific Biosciences of California, Inc.

1505 Adams Drive

Menlo Park, CA 94025

Attention: General Counsel

10.3 Force Majeure. In the event that a party is prevented or delayed from fulfilling or performing any of its obligations under this Agreement (other than an obligation to pay money) due to the occurrence of causes beyond the reasonable control of such party, including fires, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party, then such party’s performance shall be excused, and the time for performance shall be extended, for the period of inability or delay due to such occurrence; provided, however, that such party shall have used its Commercially Reasonable Efforts to avoid such inability or delay, and such party shall have given prompt written notice to the other party of such occurrence.

10.4 Assignment.

10.4.1 This Agreement may not be directly or indirectly assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by a party (whether voluntarily, by operation of law or otherwise) without the consent of the other party which shall not be unreasonably withheld: provided, however, that, except as otherwise provided in Section 10.5 below, either party may, without such consent, assign or transfer this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to this Agreement or in the event of its merger, consolidation, other change in control or similar transaction. Any permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Any purported assignment or transfer in violation of this Section shall be void.

10.4.2 Assignment by a party of its rights and obligations under this Agreement shall not relieve that party of its obligations under Articles 6 and 7 hereof.

10.5 Change in Control. Each of the parties shall notify the other party as promptly as possible after any effected Change of Control. The party receiving the notice of Change of Control may require the party subject to the Change of Control to provide adequate assurance of performance of the Agreement.

10.6 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

10.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof from and after the Effective Date. All express or implied agreements and understandings, either oral or written heretofore made which are directly related to the subject matter of this Agreement are superceded by this Agreement, except to the extent of rights and obligations pursuant to the Confidentiality Agreement which had accrued as of the Effective Date. The parties acknowledge that they are also party to the Stock Purchase Agreement and that the provisions of that agreement, or differences between that agreement and this Agreement, shall not influence the interpretation of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by PacBio and Gen-Probe.

10.8 Independent Contractors. It is expressly agreed that Gen-Probe and PacBio shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither Gen-Probe nor PacBio shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

10.9 No Solicitation. Each party agrees that for a period beginning on the Effective Date and ending on the close of business on the date two years following the termination or expiration of this Agreement, neither party nor any of its Affiliates shall solicit to employ any officer of the other party or any employee of the other party that is involved in the performance of this Agreement (which shall include research and development employees and members of the Steering Committee), without obtaining the prior written consent of the other party (it being understood that any newspaper or public solicitation not directed specifically to such Person shall not be deemed to be a solicitation for purposes of this provision); provided that this Section 10.9 shall not prohibit a party or such party’s Affiliates from discussing employment opportunities with, or hiring, any officer or employee of the other party involved in the performance of this Agreement who initiates such discussions with such party or such party’s Affiliates.

10.10 Waiver. The waiver by a party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

10.11 Drafting Party; Interpretation. The provisions of this Agreement, and the documents and instruments referred to in the Agreement, have been prepared, examined, negotiated and revised by each party and their respective lawyers, and no implication shall be drawn and no provision shall be construed against any party by virtue of the purported identity of the drafter of this Agreement, or any portion of this Agreement. The headings contained in this Agreement are for convenience of reference only, shall not be deemed a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations of thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The parties acknowledge that they have been represented by counsel and have had the opportunity to conduct due diligence.

10.12 Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.

10.13 Affiliates. The rights and obligations of each party shall apply to its Affiliates, provided that each party shall be fully responsible for the performance by its Affiliates of such party’s obligations under this Agreement.

10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By	/s/ Hugh Martin
Hugh Martin, PhD.
Chairman and Chief Executive Officer

GEN-PROBE INCORPORATED

By	/s/ Eric Tardif
Eric Tardif
Senior Vice President, Corporate Strategy

EXHIBIT LIST

A — Initial Development Plan

B — Initial Appointees to Steering Committee

C — V2 Proof of Concept Criteria

EXHIBIT A

INITIAL DEVELOPMENT PLAN

The parties shall undertake the following activities:

*making available, through the Steering Committee, all data, expertise, technology and know-how reasonably necessary for each party to perform its respective obligations under the Collaboration;

*defining a potential pilot study regarding the evaluation of Gen-Probe’s Front-End Sample Preparation technologies combined with PacBio’s sequencing Sample Preparation technologies across multiple sample sources, with the goals of streamlining and optimizing Sample Preparation methodologies within the context of current market, regulatory and reimbursement requirements and developing the Products for the Diagnostics market;

*identifying, through the Steering Committee, regulatory and reimbursement requirements for an integrated Sample Preparation and Third Generation Sequencing System;

*identifying the other expected requirements of the Products, including workflow, cost, performance and other requirements, in each case based in part on customer and key opinion leader input; and

*identifying and planning strategies for ensuring clinical adoption of the Products.

EXHIBIT B

INITIAL APPOINTEES TO STEERING COMMITTEE

Gen-Probe Incorporated

1. […***…]

2. […***…]

3. […***…]

Pacific Biosciences, Inc.

1. […***…]

2. […***…]

3. […***…]

***Confidential Treatment Requested

EXHIBIT C

V2 PROOF OF CONCEPT CRITERIA

“V2 Proof of Concept” shall mean PacBio’s initial demonstration, currently targeted to be completed in […***…], that the V2 System is […***…], including […***…] and satisfaction of the milestones set forth below:

1. Completion of […***…], including:

a. Successful completion of […***…].

b. Completion of […***…].

c. Completion of the preliminary […***…], which shall outline the future development pathway and identify any significant remaining technical challenges and the proposed resolution of such challenges.

d. Successful completion of tests on […***…] and […***…], demonstrating preliminary feasibility. Such feasibility tests should address at least the following risk items: […***…].

2. Successful completion of the preliminary cost analysis of the […***…] and its manufacture, according to the then-current design of the […***…] and V2 System, demonstrating reasonable technical and commercial efficacy and feasibility of such product for its intended application.

3. Successful completion of the intellectual property portfolio strategy and plan, including […***…].

4. Completion of risk analysis identifying technical and commercial risks and severity, together with a mitigation plan.

5. Completion of feasibility for the V2 System as a whole, including top level architecture.

***Confidential Treatment Requested